Exhibit 99.1

VSB Bancorp, Inc.
Third Quarter 2011 Results of Operations

Contact Name:
Ralph M. Branca
President & CEO
(718) 979-1100

Staten Island, N. Y. —October 12, 2011. VSB Bancorp, Inc. (NASDAQ GM: VSBN) reported net income of $422,288 for the third quarter of 2011, a decrease of $84,573, or 16.7%, from the third quarter of 2010. The following unaudited figures were released today. Pre-tax income was $778,533 in the third quarter of 2011, compared to $934,390 for the third quarter of 2010. Net income for the quarter was $422,288, or basic income of $0.23 per common share, compared to a net income of $506,861, or $0.28 basic income per common share, for the quarter ended September 30, 2010.

The $84,573 decrease in net income was due to an increase in the provision for loan losses of $75,000, a decrease in net interest income of $64,836, and a $33,370 decrease in non-interest income, partially offset by a decrease in the provision for income taxes of $71,284 and a decrease in non-interest expense of $17,349.

The $64,836 decrease in net interest income for the third quarter of 2011 occurred primarily because our interest income decreased by $103,930, while our cost of funds decreased by $39,094. The decline in interest income resulted from a $149,851 decrease in income from investment securities, due to a 57 basis point decrease in average yield, partially offset by a $2.0 million increase in average balance between the periods. Interest income from loans increased by $45,392 due to the collection of interest of $103,881 on a non-accrual loan, partially offset by a reversal of $40,438 of accrued but uncollected interest income on loans that we categorized as non-accrual in the third quarter and a 38 basis point decrease in average yield from the third quarter of 2010 to the third quarter of 2011. The decrease in the yield on loans was partially offset by a $3.0 million increase in the average balance of loans. The average balance of non-accrual loans increased by $1.3 million from the third quarter of 2010 to the third quarter of 2011, the balance of non-accrual loans for which we received interest and recognized it on a cash basis decreased by $2.4 million in that period. This shift in non-accrual loans was the principal cause to the 38 basis point drop in our average loan yield. Substantially all of the new non-accrual loans are secured by mortgages on real estate located on Staten Island.

Interest income from other interest earning assets (principally overnight investments) was relatively flat due to a $3.4 million decrease in average balance, partially offset by a 2 basis point increase in yield. Overall, average interest-earning assets increased by $1.6 million from the third quarter of 2010 to the third quarter of 2011.

The most significant component of the decrease in interest expense was a $23,950 decrease in interest on NOW accounts as the average cost declined by 19 basis points due to a continuation of low market interest rates. Average demand deposits, an interest free source of funds for us to invest, increased from $69.7 million, or 32.4% of total deposits in the third quarter of 2010, to $77.1 million, or 36.0% of total deposits in the third quarter of 2011. Average interest-bearing deposits decreased by $8.1 million and average non-interest bearing deposits increased by $7.4 million, resulting in an overall $756,232 decrease in average total deposits from the third quarter of 2010 to the third quarter of 2011.

The average yield on earning assets declined by 32 basis points while the average cost of funds declined by 7 basis points from the third quarter of 2010 to the third quarter of 2011. The reduction in the yield on assets was principally due to the 57 basis point drop in the yield on investment securities, as new securities were purchased at market rates significantly below the rates we had been earning on securities repaid or matured, and a 38 basis point drop in the yield on loans. The increase in non-accrual loans that were not paying interest on a cash basis during the third quarter of 2011 reduced interest income and reduced our reported average loan yield.

The decline in the cost of funds was driven principally by the 19 basis point drop in the cost of NOW account deposits. Our interest rate margin decreased by 25 basis points from 3.95% to 3.70% when comparing the third quarter of 2011 to the same quarter in 2010, and our interest rate spread also decreased by 25 basis points from 3.69% to 3.44%. These declines resulted when we were required to reinvest the proceeds from payments on investment securities at lower rates because of the continuation of low market interest rates. The declines also resulted from the 38 basis point decrease in the average yield on loans, our highest earning asset. Interest rate floors on our loans have helped to stabilize interest income from the loan portfolio, but these floors also have the effect of limiting increases in our income when market rates increase until the prime rate rises above 6%. Non-interest income decreased by $33,370 to $602,505, in the third quarter of 2011 compared to the same quarter in 2010, due primarily to a $26,472 reduction in service charges on deposits. Service charges on deposits consist mainly of insufficient fund fees, which are inherently volatile, and are based upon the number of items being presented for payment against insufficient funds.

Comparing the third quarter of 2011 with the same quarter in 2010, non-interest expense decreased by $17,349, and totaled $2.0 million for the third quarter of 2011. Non-interest expense decreased for various business reasons including a $50,500 decrease in FDIC and NYSBD assessments due to the reduction in the FDIC assessment rate, a $30,245 reduction in salaries and benefits, due to a slight reduction in staff, partially offset by a $44,932 increase in occupancy expenses due to remediation costs at a branch that flooded during Hurricane Irene and a $15,019 in other expenses due to increased costs.

For the first nine months of 2011, pre-tax income decreased to $2,362,843 from $2,583,447 for the first nine months of 2010, a decline of $220,604, or 8.5%. Net income for the nine months ended September 30, 2011 was $1,281,783, or basic net income of $0.71 per common share, as compared to a net income of $1,401,459, or basic net income of $0.79 per common share, for the nine months ended September 30, 2010. The $119,676 reduction in net income for the nine months ended September 30, 2011 was attributable principally to a $265,382 decrease in net interest income, a $25,559 decrease in non-interest income and a $20,000 increase in the provision for loan losses, partially offset by a $90,337 decrease in non-interest expenses. The decrease in non-interest expense of $90,337 was due primarily to a $110,000 decrease in FDIC and NYSBD assessments and a $73,229 decrease in legal expenses due to a lower level of collections and a recovery of legal fees previously expensed on a settled lawsuit, partially offset by a $57,764 increase in occupancy expenses due primarily to remediation costs at a branch that flooded during Hurricane Irene and a $23,551 increase in professional fees due to higher costs. Income tax expense decreased $100,928 due to the $220,604 decrease in pre-tax income. The net interest margin decreased by 20 basis points from the nine months ended September 30, 2011 to 3.81% from 4.01%, in the same period in 2010. Correspondingly, the spread decreased by 18 points from 3.74% to 3.56% between the periods. Average interest earning assets, for the nine months ending September 30, 2011, increased by $1.9 million, or 0.8%, from the same period in 2010.

Total assets increased to $245.4 million at September 30, 2011, an increase of $10.1 million, or 4.3%, from December 31, 2010. The significant components of this increase were an $18.4 million increase in cash and other liquid assets and a $543,300 increase in loans, net, partially offset by an $8.3 million decline in investment securities. Total deposits, including escrow deposits, increased to $215.9 million, an increase of $8.5 million, or 4.1%. We had increases in demand and checking deposits of $11.8 million, $2.1 million in savings deposits, a $1.1 million increase in time deposits and $446,903 million in money market accounts, partially offset by a decrease in NOW accounts of $7.2 million from year end 2010. The Bancorp’s Tier 1 capital ratio was 10.56% at September 30, 2011.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.’s President and CEO, stated, “We reported lower net income in the third quarter of 2011 due to the weak economic environment and an increase in our non-performing loans of $1.6 million in this quarter. The increase in non-performing and delinquent loans and the low interest rate environment have had a negative effect on earnings. We are aggressively collecting these loans and we continue to work toward a positive outcome on our past due loans.” Joseph J. LiBassi, VSB Bancorp, Inc.’s Chairman, stated, “Despite the weak real estate market and the economy in general, we paid our sixteenth consecutive dividend to our stockholders and announced our third stock repurchase plan. Our ROA of 0.62% and our ROE of 5.50% for the third quarter of 2011 compare favorably to our peers. Our book value per share stands at $15.15. Victory State Bank continues to be the premier choice for businesses and professionals on Staten Island. Our personal service and our philosophy of not “nickeling and diming our customers for fees” creates an unsurpassed business model.”

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $27.6 million primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank).

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, weaknesses of other financial institutions, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.

VSB Bancorp, Inc.
Consolidated Statements of Financial Condition
September 30, 2011
(unaudited)

	September 30,	December 31,
	2011	2010
Assets:

Cash and cash equivalents	$47,214,664	$28,764,987
Investment securities, available for sale	113,007,622	121,307,907
Loans receivable	82,116,879	81,538,224
Allowance for loan loss	(1,312,575)	(1,277,220)
Loans receivable, net	80,804,304	80,261,004
Bank premises and equipment, net	2,395,254	2,732,229
Accrued interest receivable	594,314	673,967
Other assets	1,359,936	1,513,605
Total assets	$245,376,094	$235,253,699

Liabilities and stockholders’ equity:

Liabilities:
Deposits:
Demand and checking	$78,222,827	$66,407,225
NOW	27,965,016	35,138,867
Money market	27,504,535	27,057,632
Savings	17,063,848	14,938,440
Time	64,779,169	63,644,963
Total Deposits	215,535,395	207,187,127
Escrow deposits	327,141	219,530
Accounts payable and accrued expenses	1,871,918	1,802,186
Total liabilities	217,734,454	209,208,843

Stockholders’ equity:
Common stock, ($.0001 par value, 10,000,000 shares authorized 1,989,509 issued, 1,824,909 outstanding at September 30, 2011and 1,825,009 outstanding at December 31, 2010)	199	199
Additional paid in capital	9,270,285	9,249,600
Retained earnings	18,519,067	17,563,435
Treasury stock, at cost (164,600 shares at September 30, 2011 and 164,500 at December 31, 2010)	(1,644,942)	(1,643,797)
Unearned ESOP shares	(436,785)	(563,594)
Accumulated other comprehensive gain, net of taxes of $1,630,822 and $1,213,545, respectively	1,933,816	1,439,013
Total stockholders’ equity	27,641,640	26,044,856

Total liabilities and stockholders’ equity	$245,376,094	$235,253,699

VSB Bancorp, Inc.
Consolidated Statements of Operations
September 30, 2011
(unaudited)

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	Sept. 30, 2011	Sept. 30, 2010	Sept. 30, 2011	Sept. 30, 2010
Interest and dividend income:
Loans receivable	$1,537,598	$1,492,206	$4,357,917	$4,333,693
Investment securities	939,250	1,089,101	2,949,689	3,375,355
Other interest earning assets	17,238	16,709	41,979	39,599
Total interest income	2,494,086	2,598,016	7,349,585	7,748,647

Interest expense:
NOW	18,965	42,915	75,237	123,515
Money market	59,240	58,250	179,720	183,754
Savings	11,508	11,978	37,482	35,567
Time	120,669	136,333	361,060	444,343

Total interest expense	210,382	249,476	653,499	787,179

Net interest income	2,283,704	2,348,540	6,696,086	6,961,468
Provision for loan loss	90,000	15,000	145,000	125,000
Net interest income after provision for loan loss	2,193,704	2,333,540	6,551,086	6,836,468

Non-interest income:
Loan fees	9,057	18,383	49,663	37,238
Service charges on deposits	533,256	559,728	1,591,641	1,651,448
Net rental income	10,795	14,950	32,513	41,199
Other income	49,397	42,814	159,684	129,175

Total non-interest income	602,505	635,875	1,833,501	1,859,060

Non-interest expenses:
Salaries and benefits	988,260	1,018,505	2,957,098	2,972,763
Occupancy expenses	403,650	358,718	1,141,878	1,084,114
Legal expense	57,035	53,443	156,995	230,224
Professional fees	65,900	68,000	218,401	194,850
Computer expense	64,298	66,020	202,867	198,572
Director fees	63,150	59,475	188,525	179,000
FDIC and NYSBD assessments	54,500	105,000	194,000	304,000
Other expenses	320,883	305,864	961,980	948,558

Total non-interest expenses	2,017,676	2,035,025	6,021,744	6,112,081

Income before income taxes	778,533	934,390	2,362,843	2,583,447

Provision (benefit) for income taxes:
Current	421,989	453,982	1,402,370	1,241,092
Deferred	(65,744)	(26,453)	(321,310)	(59,104)
Total provision for income taxes	356,245	427,529	1,081,060	1,181,988

Net income	$422,288	$506,861	$1,281,783	$1,401,459

Basic income per common share	$0.23	$0.28	$0.71	$0.79

Diluted net income per share	$0.23	$0.28	$0.71	$0.79

Book value per common share	$15.15	$14.38	$15.15	$14.38